Filed Pursuant to Rule 433

Registration Statement Nos. 333-179626, 333-179626-03

December 4, 2012

PRICING TERM SHEET

Issuer:	ConocoPhillips Company

Guarantor:	ConocoPhillips

Ratings*:	A1 (Moody’s); A (S&P); A (Fitch)

Issue of Securities:	1.05% Notes due 2017

Principal Amount:	$1,000,000,000

Coupon:	1.05%

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing on June 15, 2013

Maturity Date:	December 15, 2017

Treasury Benchmark:	0.625% due November 30, 2017

U.S. Treasury Yield:	0.627%

Spread to Treasury:	+47 bps

Re-offer Yield:	1.097%

Initial Price to Public:	99.771%

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date. On or after November 15, 2017 (the date that is 1 month prior to the maturity date of the notes), at an amount equal to the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to the redemption date.

Make-Whole Premium:	+10 bps

Settlement Date:	December 7, 2012

CUSIP/ISIN:	20826F AB2/US20826FAB22

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:	RBS Securities Inc.
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
DNB Markets, Inc.
Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
Lloyds Securities Inc.
Mizuho Securities USA Inc.
RBC Capital Markets, LLC
SMBC Nikko Capital Markets Limited
SG Americas Securities, LLC
UBS Securities LLC
U.S. Bancorp Investments, Inc.

Concurrent Offerings:	The Issuer is also offering $1,000,000,000 of its 2.40% Notes due 2022.
*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBS Securities Inc. toll-free at 1-866-884-2071, Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Issuer:	ConocoPhillips Company

Guarantor:	ConocoPhillips

Ratings*:	A1 (Moody’s); A (S&P); A (Fitch)

Issue of Securities:	2.40% Notes due 2022

Principal Amount:	$1,000,000,000

Coupon:	2.40%

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing on June 15, 2013

Maturity Date:	December 15, 2022

Treasury Benchmark:	1.625% due November 15, 2022

U.S. Treasury Yield:	1.611%

Spread to Treasury:	+80 bps

Re-offer Yield:	2.411%

Initial Price to Public:	99.902%

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date. On or after September 15, 2022 (the date that is 3 months prior to the maturity date of the notes), at an amount equal to the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to the redemption date.

Make-Whole Premium:	+15 bps

Settlement Date:	December 7, 2012

CUSIP/ISIN:	20826F AA4/US20826FAA49

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:	RBS Securities Inc.
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
DNB Markets, Inc.
Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
Lloyds Securities Inc.
Mizuho Securities USA Inc.
RBC Capital Markets, LLC
SMBC Nikko Capital Markets Limited
SG Americas Securities, LLC
UBS Securities LLC
U.S. Bancorp Investments, Inc.

Concurrent Offerings:	The Issuer is also offering $1,000,000,000 of its 1.05% Notes due 2017.
*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBS Securities Inc. toll-free at 1-866-884-2071, Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at 1-212-834-4533.